Exhibit 10.2

SEPARATION AGREEMENT

Sara Lee Corporation (the “Corporation”) and Christopher J. (CJ) Fraleigh (“Executive”) enter into this Separation Agreement (this “Agreement”), which was received by Executive on September 11, 2011, signed by Executive on the date indicated on the signature line below. The Agreement will be effective no less than 7 days after the date signed by the Executive.

W I T N E S S E T H:

WHEREAS, Executive has been employed by the Corporation.

WHEREAS, Executive and the Corporation have agreed that Executive’s employment with the Corporation will terminate as of January 13, 2012 (the “Date of Termination”); and

WHEREAS, Executive and the Corporation have negotiated and reached an agreement with respect to all rights, duties, and obligations arising between them, including, but in no way limited to, any rights, duties, and obligations that have arisen or might arise out of or are in any way related to Executive’s employment with the Corporation and the conclusion of that employment.

NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, it is agreed as follows:

1. Date of Termination.

(a) As of September 9, 2011, Executive shall cease to be a Corporate Officer of the Corporation and shall resign from all appointments Executive holds with the Corporation and its subsidiaries. Until the Date of Termination and subject to the terms and conditions of this Agreement, Executive shall continue as an employee of the Corporation and shall continue to receive the same compensation and benefits Executive presently receives. Executive understands and agrees that his employment with the Corporation will conclude on the close of business on the Date of Termination.

(b) Notwithstanding anything to the contrary set forth in this Agreement, including, without limitation, Paragraph 1(a) above, in the event that the Corporation terminates the employment of Executive prior to the Date of Termination for “Cause” (as defined in Section 2.3(b) of the Sara Lee Corporation Severance Plans for Corporate Officers, as amended and restated effective January 1, 2011 (the “Severance Plan”)), Executive shall not be entitled to any payments or benefits pursuant to this Agreement.

2. Salary Continuation Payments. Provided that this Agreement is signed and not revoked by Executive as set forth in Paragraph 17 below and that the Termination Date Release (as defined in Paragraph 17(f) below) is signed and not revoked by the Executive, and subject to the terms of the Severance Plan, a copy of which Executive acknowledges receiving, the Corporation hereby agrees to pay Executive the gross amount of $2,063,378 of severance pay, payable in monthly installments over 21 consecutive months and in accordance with the Corporation’s normal payroll schedule (the “Severance Period”), less all applicable withholding taxes and other customary payroll deductions (collectively, the “Salary Continuation Payments”), on the schedule set forth on Exhibit A attached hereto. In the event that either this Agreement or the Termination Date Release is not executed within the time required by law and set forth in Paragraph 17, or is revoked within the period for revocation, all benefits under this Agreement shall be forfeited. Notwithstanding any provision herein to the contrary, all Salary

Continuation Payments shall be paid within twenty-four (24) months of the Date of Termination. Salary Continuation Payments are not eligible to be deferred under any of the Corporation’s deferred compensation plans. The Salary Continuation Payments shall cease if Executive becomes reemployed by the Corporation.

3. Annual Incentive Plan Bonus. Provided this Agreement and the Termination Date Release are signed and not revoked by the Executive as set forth in Paragraph 17 below, Executive shall receive a pro rata portion of Executive’s bonus earned under the Corporation’s Annual Incentive Plan for the FY12 fiscal year as a result of Executive’s employment with the Corporation during the FY12 fiscal year. The pro rata portion will be based on Executive’s actual bonus eligible earnings during the FY12 fiscal year, prior to termination of employment. For purposes of calculating such bonus, the Corporation will use actual results, financial or non-financial, if applicable. The bonus payment provided for in this Paragraph 3 shall be in lieu of, not in addition to, all bonuses that might otherwise have been payable to Executive but for the termination of his employment and shall be paid to Executive on the same date on which active participants under such Annual Incentive Plan are paid. The bonus payment, if any, made by the Corporation shall be reduced by applicable withholding and other customary payroll deductions. Executive shall not be entitled to participate in any annual incentive bonus plan for any fiscal year ending after the FY12 fiscal year.

4. Outstanding Long-Term Incentive Awards. Attached as Exhibit B is a summary of outstanding long-term incentive awards held by Executive as of the date of this Agreement. Such awards will vest, or be forfeited, to the extent and in accordance with the terms and conditions of the applicable Corporation Long-Term Incentive Stock Plan, long-term incentive program and grant notices and agreements between Executive and the Corporation with respect to such awards. Any awards that vest shall be distributed to Executive in accordance with the terms of the applicable program, and such awards shall be reduced by applicable withholding and other customary payroll deductions. Executive shall not be entitled to receive any other award under any of the Corporation’s long-term incentive programs.

5. Health and Life Insurance Continuation.

(a) Beginning on the Date of Termination, Executive shall be eligible to elect COBRA continuation coverage under the group health insurance plan (medical, dental and vision) generally available to other corporate officers of the Corporation provided Executive was enrolled in the group health insurance plan on the day prior to the Date of Termination. Executive’s Severance Period shall count toward the period during which the Corporation must offer COBRA continuation coverage to Executive. If Executive elects COBRA continuation coverage, Executive will be charged for such coverage at the active employee rates during the shorter of the first three (3) whole months of the Severance Period or the Severance Period (the “Subsidized Period”). The premium charged for COBRA continuation coverage after the end of the Subsidized Period shall be the full COBRA premium.

(b) Executive’s participation in the welfare benefit plans generally available to other corporate officers of the Corporation shall cease as of the Date of Termination; however, Executive shall have the right, at Executive’s expense, to exercise such conversion privileges as may be available under such plans. If Executive is not eligible for “retirement” as defined under the terms of the Executive Life Insurance Plan on his termination of employment, then the Corporation’s obligations under the Plan will end, no additional employer contributions shall be made and Executive may exercise all available options under the terms of the life insurance policy.

6. Non-Qualified Supplemental Executive Retirement Plan (SERP) Benefits. Effective April 30, 2010, the supplemental pension benefit under the Sara Lee Corporation Supplemental Executive Retirement Plan (“Supplemental Plan”) was frozen and no additional supplemental pension benefits shall accrue under the Supplemental Plan as of that date nor shall additional compensation be taken into account after that date. For the purpose of determining the Executive’s eligibility for any such supplemental pension, the Severance Period shall be considered as vesting service. In addition, for purposes of determining the amount of Executive’s supplemental 401(k) annual company contribution benefit (formerly ESOP) under the Supplemental Plan, the Severance Period shall be considered as vesting service and Executive’s Salary Continuation Payments shall be considered eligible pay. During the Severance Period, Executive will receive, through the SERP, the 401(k) annual company contribution as if the Severance Period were deemed a period of employment with the Corporation.

7. Participation In Other Plans. Except as otherwise provided herein or in the applicable plan, Executive’s participation in all other plans available to Corporate Officers of the Corporation shall cease on September 9, 2011.

8. Executive Benefits.

(a) Any automobile allowance provided to the Executive by the Corporation will cease on the Executive’s Date of Termination.

(b) Executive shall not be eligible for reimbursement of club memberships and expenses, or for participation in the Corporation’s Matching Grant Program, after the Date of Termination.

(c) The Corporation will provide executive outplacement services to Executive for a period of one year with the person or entity of Executive’s choosing from among the Corporation’s preferred outplacement providers.

(d) The Corporation will pay Executive for any earned but unused vacation time. Such payment will be included into the first Salary Continuation Payment.

(e) Executive shall be entitled to continued financial planning assistance provided by the Corporation through the Severance Period.

9. Receipt of Other Compensation; Change in Control; No Mitigation.

(a) Executive acknowledges and agrees that, other than as specifically set forth in this Agreement, including, without limitation, Paragraph 9(b), following the Date of Termination, Executive is not and will not be due any compensation, including, but not limited to, compensation for unpaid salary (except for amounts unpaid and owing for Executive’s employment with the Corporation prior to the Date of Termination), unpaid bonus, severance and accrued or unused vacation time or vacation pay from the Corporation. Except as provided herein, Executive will not be eligible to participate in any of the benefit plans of the Corporation after Executive’s Date of Termination. However, Executive will be entitled to receive benefits which are vested and accrued prior to the Date of Termination pursuant to the employee benefit plans of the Corporation. Any participation by Executive (if any) in any of the compensation or benefit plans of the Corporation as of and after the Date of Termination shall be subject to and determined in accordance with the terms and conditions of such plans, except as otherwise expressly set forth in this Agreement. The Corporation shall promptly reimburse Executive for business expenses incurred in the ordinary course of Executive’s employment on or before the Date of Termination, but not previously reimbursed, provided the Corporation’s policies of documentation and approval are satisfied.

(b) This Agreement is intended to be a Separation Agreement and Release within the meaning of Section 2.8 of the Severance Plan. Accordingly, notwithstanding anything to the contrary set forth in this Agreement, including, without limitation, Paragraph 9(a), in the event that a “Change in Control” (as defined in Section 3.3(d) of the Severance Plan) occurs within six months following the Date of Termination, Executive shall not be entitled to receive any further payments or benefits pursuant to this Agreement and, in lieu thereof, Executive shall be entitled to receive all of the payments and benefits provided under Article 3 of the Severance Plan. In accordance with Section 3.11(f) of the Severance Plan, the amount of all Salary Continuation Payments received by Executive pursuant to this Agreement prior to the date of such Change in Control shall be deducted from the lump sum cash amount Executive would be entitled to receive pursuant to Section 3.4(b)(i)(A) of the Severance Plan.

(c) Executive shall have no duty to mitigate the amount of any payment or benefit provided for herein by seeking other employment, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned or benefit received by Executive as the result of employment by another employer.

10. Death of Executive. In the event of Executive’s death prior to the end of the Severance Period, the Salary Continuation Payments referred to in Paragraph 2, the annual incentive plan bonus referred to in Paragraph 3, and any long-term incentive awards referred to in Paragraph 4 shall, to the extent unpaid or undistributed, be payable or distributed to Executive’s estate or beneficiary, whichever is applicable. Such payments shall not affect or reduce any other death benefits which Executive’s estate or beneficiary shall be entitled to receive under other plans of the Corporation. Except to the extent benefits contemplated herein are provided by their terms to Executive’s heirs or beneficiaries, the Corporation shall have no obligations to Executive’s heirs or beneficiaries under this Agreement.

11. Continuing Cooperation. Until the Date of Termination, Executive agrees to make available to the Corporation Executive’s services, experience and knowledge with respect to the Corporation as reasonably requested and to cooperate with all reasonable requests for information made by or on behalf of the Corporation with respect to the operations, practices, and policies of the Corporation. Following the Date of Termination, Executive agrees to cooperate with all reasonable requests for information made by or on behalf of the Corporation with respect to the operations, practices, and policies of the Corporation. In connection with any such requests, the Corporation shall reimburse Executive for all out-of-pocket expenses reasonably and necessarily incurred in responding to such request(s).

12. Executive’s Representation and Warranty. Executive hereby represents and warrants that, during Executive’s period of employment with the Corporation, Executive did not willfully or negligently breach Executive’s duties as an employee or officer of the Corporation, did not commit fraud, embezzlement, or any other similar dishonest conduct, and did not violate the Corporation’s Global Business Standards.

13. Non-Solicitation and Non-Competition. Notwithstanding anything contained in this Agreement to the contrary, if Executive engages in any activity inimical, contrary or harmful to the interests of the Corporation, including but not limited to (a) competing, directly or indirectly (either as owner, employee or agent), with the Corporation’s meat or coffee business during the Severance Period; provided, however, that if Executive asks the Corporation whether he may work for a particular employer, the Corporation agrees to act reasonably so as to protect only its legitimate business interests, (b) materially violating any written Corporation policies during the Severance Period, (c) soliciting any present or future employees or customers of the Corporation to terminate such employment or business relationship(s) with the Corporation during the Severance Period, (d) disclosing or misusing any confidential information regarding the Corporation, or (e) participating in any activity not approved by the Board of Directors of the Corporation, which could reasonably be foreseen as contributing to or resulting in a Change of Control of the Corporation (as defined in the Corporation’s long-term incentive program) (such activities are to be collectively referred to as “wrongful conduct”), then, subject to the notice and cure provision contained in Paragraph 16 hereof, (i) Executive’s right to any benefits under this Agreement shall terminate automatically on the date on which Executive first engaged in such wrongful conduct, and (ii) Executive shall pay to the Corporation all severance payments made under this Agreement.

14. Confidentiality. At all times after the Effective Date, Executive shall maintain the confidentiality of all information in whatever form concerning the Corporation relating to its businesses, customers, finances, strategic or other plans, marketing, employees, trade practices, trade secrets, know-how, or other matters which are not generally known outside the Corporation, and Executive will not, directly or indirectly, make any disclosure of any such information to anyone, or make any use thereof, on Executive’s own behalf or on behalf of any third party, unless agreed to in writing by an executive officer of the Corporation. Executive will promptly after the Effective Date return to the Corporation all reports, files, memoranda, records, computer equipment and software, credit cards, cardkey passes, door and file keys, computer access codes and disks, instructional manuals, and other physical or personal property of the Corporation that Executive received or prepared or helped prepare in connection with his employment, and Executive will not retain any copies, duplicates, reproductions or excerpts thereof. Any confidentiality agreement signed by Executive upon his employment with the Corporation shall remain in full force and effect and will not be affected by the execution of this Agreement. The obligations of this Paragraph 14 shall survive the expiration of this Agreement.

15. Non-Disparagement. At all times after the Effective Date, Executive shall not disparage or criticize, orally or in writing, the business, products, policies, decisions, directors, officers or employees of the Corporation to any person. The Corporation also agrees that none of its Executive Officers will disparage or criticize Executive to any person or entity. The obligations of this Paragraph 15 shall survive the expiration of this Agreement.

16. Breach of Agreement.

(a) In the event of any dispute under this Agreement, the party who has the claim under this Agreement shall give the other party written notice setting forth the factual basis for such claim and, except in the case of a breach of this Agreement which is not susceptible to being cured (such as disclosure of confidential information), ten (10) calendar days in which to cure the alleged breach of the Agreement.

(b) In the event of a non-cured breach of this Agreement by Executive, including, but not limited to, a breach of Paragraphs 12, 13, 14, or 15 of this Agreement, (i) Executive shall reimburse the Corporation: (y) the full amount of any Salary Continuation Payments, bonuses, or other compensation paid to Executive pursuant to this Agreement, and (z) the long-term incentive awards described in Paragraph 4 of this Agreement; (ii) the Corporation shall have the right, in addition to and without waiving any other rights that may be available to the Corporation at law or in equity, to immediately discontinue any remaining payments and other obligations of the Corporation to Executive under this Agreement, and to extinguish any rights and privileges granted to Executive pursuant to this Agreement, including, but not limited to, any remaining rights or obligations under Paragraph 4 herein, but excluding any vested pension benefits accrued by Executive under any tax-qualified pension plan of the Corporation or under any deferred compensation plan of the Corporation; (iii) Executive shall not receive non-qualified supplemental retirement benefits under the Sara Lee Corporation Supplemental Executive Retirement Plan; (iv) Executive’s stock options, to the extent they remain unexercised, shall terminate automatically on the date on which Executive first breached the terms and conditions of this

Agreement, and Executive shall pay to the Corporation in cash, within fourteen days of notice by the Corporation, any financial gain Executive realized from exercising all or a portion of his stock options prior to Executive’s breach of the terms and conditions of this Agreement; and (v) the Severance Period shall thereupon cease, provided that Executive’s obligations under Paragraphs 13 and 14 of this Agreement shall continue in full force and effect in accordance with their terms for the entire duration of the Severance Period set forth in Paragraph 2 above.

(c) Executive and the Corporation acknowledge and agree that the Corporation will or would suffer irreparable injury in the event of a breach or violation or threatened breach or violation of the provisions set forth in Paragraphs 12, 13, 14, or 15 of this Agreement and agree that in the event of an actual or threatened breach or violation of such provisions the Corporation shall be entitled to injunctive relief in the federal or state courts located in Illinois to prohibit any such violation or breach or threatened violation or breach, without necessity of posting any bond or security. Such right to injunctive relief shall be in addition to any other right available under this Agreement.

17. Release and Covenant Not to Sue.

(a) Executive, on behalf of Executive’s heirs, executors, administrators and assigns, does hereby knowingly and voluntarily release, acquit, and forever discharge the Corporation, successors, assigns, and past, present and future directors, officers, employees, trustees, and shareholders of the Corporation (the “Released Parties”) from and against any and all charges, complaints, claims, cross-claims, third-party claims, counterclaims, contribution claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, at any time up to and including the date on which Executive signs this Agreement, exist, have existed, or may arise from any matter whatsoever occurring, including, but not limited to, any claims arising out of or in any way related to Executive’s employment with the Released Parties and the termination thereof, which Executive, or any of his heirs, executors, administrators, assigns, affiliates, and agents ever had, now has, or at any time hereafter, may have, own, or hold against any of the Released Parties based on any matter (known or unknown) existing on or before the date on which Executive signs this Agreement. Executive acknowledges that in exchange for this release, the Corporation is providing Executive with total consideration, financial or otherwise, which exceeds that which Executive might otherwise have been entitled without the release. By executing this Agreement, Executive is waiving, without limitation, all claims against the Released Parties arising under federal, state, and local labor and anti-discrimination laws, any employment-related claims under the Employee Retirement Income Security Act of 1974, as amended, and any other restriction on the right to terminate employment, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, and the applicable human affairs, anti-discrimination, fair employment practices, equal employment, human or civil rights act of the state in which Executive resides on the Date of Termination. Nothing herein shall release any party from any obligation under this Agreement.

(b) EXECUTIVE SPECIFICALLY WAIVES AND RELEASES THE RELEASED PARTIES FROM ALL CLAIMS EXECUTIVE MAY HAVE AS OF THE DATE EXECUTIVE SIGNS THIS AGREEMENT REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. § 621 (“ADEA”). EXECUTIVE FURTHER AGREES: (A) THAT EXECUTIVE’S WAIVER OF RIGHTS UNDER THIS RELEASE IS KNOWING AND VOLUNTARY AND IN COMPLIANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990; (B) THAT EXECUTIVE UNDERSTANDS THE TERMS OF THIS RELEASE; (C) THAT THE SALARY CONTINUATION PAYMENTS AND OTHER BENEFITS CALLED FOR IN THIS AGREEMENT WOULD NOT BE PROVIDED TO ANY

EXECUTIVE TERMINATING HIS OR HER EMPLOYMENT WITH THE CORPORATION WHO DID NOT SIGN A RELEASE SIMILAR TO THIS RELEASE, AND THAT SUCH PAYMENTS WOULD NOT HAVE OTHERWISE BEEN OWED TO EXECUTIVE PURSUANT TO ANY PREEXISTING OBLIGATION OF ANY KIND HAD EXECUTIVE NOT SIGNED THIS RELEASE, AND THAT THE PAYMENTS AND BENEFITS ARE IN EXCHANGE FOR THE SIGNING OF THIS RELEASE; (D) THAT EXECUTIVE HEREBY IS AND HAS BEEN ADVISED IN WRITING BY THE CORPORATION TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE; (E) THAT THE CORPORATION HAS GIVEN EXECUTIVE A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS RELEASE; (F) THAT EXECUTIVE REALIZES THAT FOLLOWING EXECUTIVE’S EXECUTION OF THIS RELEASE, EXECUTIVE HAS SEVEN (7) DAYS IN WHICH TO REVOKE THIS RELEASE BY WRITTEN NOTICE TO THE UNDERSIGNED, AND (G) THAT THIS ENTIRE AGREEMENT SHALL BE VOID AND OF NO FORCE AND EFFECT IF EXECUTIVE CHOOSES TO SO REVOKE, AND IF EXECUTIVE CHOOSES NOT TO SO REVOKE, THAT THIS AGREEMENT AND RELEASE THEN BECOME EFFECTIVE AND ENFORCEABLE UPON THE EIGHTH DAY AFTER EXECUTIVE SIGNS THIS AGREEMENT.

(c) To the maximum extent permitted by law, Executive covenants not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or court against the Released Parties, including, but not limited to, any of the claims released in this Agreement. Notwithstanding the foregoing, nothing herein shall prevent Executive or any of the Released Parties from instituting any action required to enforce the terms of this Agreement. In addition, nothing herein shall be construed to prevent Executive from enforcing any rights Executive may have to recover vested benefits under the Employee Retirement Income Security Act of 1974, as amended, or from filing a charge of discrimination with the Equal Employment Opportunity Commission or any related state/local agency.

(d) Executive represents and warrants that: (a) Executive has not filed or initiated any legal, equitable, administrative, or other proceeding(s) against any of the Released Parties; (b) no such proceeding(s) have been initiated against any of the Released Parties on Executive’s behalf; (c) Executive is the sole owner of the actual or alleged claims, demands, rights, causes of action, and other matters that are released in this Paragraph 17; (d) the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and (e) Executive has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement.

(e) The consideration offered herein is accepted by Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and Executive expressly agrees that Executive is not entitled to and shall not receive any further payments, benefits, or other compensation or recovery of any kind from the Corporation or any of the other Released Parties. Executive further agrees that in the event of any further proceedings whatsoever based upon any matter released herein, the Corporation and each of the other Released Parties shall have no further monetary or other obligation of any kind to Executive, including without limitation any obligation for any costs, expenses and attorneys’ fees incurred by or on behalf of Executive.

(f) If this Agreement is signed by Executive prior to the Date of Termination, then not later than 10 days following the Date of Termination Executive shall sign a release and covenant not to sue (the “Termination Date Release”) in the form set forth in Paragraph 17(a) through Paragraph 17(e), inclusive, and attached hereto as Exhibit C, except that the Termination Date Release shall provide that Executive shall release all claims that Executive may have through the Date of Termination.

18. Executive’s Understanding. Executive acknowledges by signing this Agreement that Executive has read and understands this document, that Executive has conferred with or had the opportunity to confer with Executive’s attorney regarding the terms and meaning of this Agreement, that Executive has had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to Executive except as set forth in this Agreement, and that Executive has signed the same KNOWINGLY AND VOLUNTARILY.

19. Non-Reliance. Executive represents to the Corporation and the Corporation represents to Executive that in executing this Agreement they do not rely and have not relied upon any representation or statement not set forth herein made by the other or by any of the other’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement, or otherwise.

20. Confidentiality of this Agreement. Executive agrees that Executive will not disclose the existence or terms of this Agreement to any third parties with the exception of Executive’s accountants, attorneys, or spouse, and shall ensure that none of them discloses such existence or terms to any other person, except as required to comply with legal process until this Agreement is disclosed by the Corporation in its filings with the Securities and Exchange Commission.

21. Severability of Provisions. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement are held to be excessively broad as to duration, scope, activity, or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

22. Non-Admission of Liability. Executive agrees that neither this Agreement nor the performance by the parties hereunder constitutes an admission by any of the Released Parties of any violation of any federal, state, or local law, regulation, common law, breach of any contract, or any other wrongdoing of any type.

23. Assignability. The rights and benefits under this Agreement are personal to Executive and such rights and benefits shall not be subject to assignment, alienation or transfer, except to the extent such rights and benefits are lawfully available to the estate or beneficiaries of Executive upon death. The Corporation may assign this Agreement to any entity which at any time whether by merger, purchase, or otherwise acquires all or substantially all of the assets, stock or business of the Corporation.

24. Choice of Law. This Agreement shall be constructed and interpreted in accordance with the internal laws of the State of Illinois.

25. Entire Agreement. This Agreement, together with the Severance Plan, sets forth all the terms and conditions with respect to compensation, remuneration of payments and benefits due Executive from the Corporation and supersedes and replaces any and all other agreements or understandings Executive may have or may have had with respect thereto. This Agreement may not be modified or amended except in a writing signed by both Executive and an authorized representative of the Corporation. In the event of a direct conflict between this Agreement and the Severance Plan, the language of this Agreement shall govern, to the extent the provision is expressly covered herein, and otherwise the Severance Plan shall govern.

26. Notice. Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

To Executive at:

Address on file with the Corporation

With a copy to:

Steven A. Berger, Esq.

Berger & Webb, LLP

7 Times Square, 27th Floor

New York, NY 10036

Fax: 212-319-2017

sberger@bergerwebb.com

To the Corporation at:

3500 Lacey Road

Downers Grove, Illinois 60515

Attention: General Counsel

IN WITNESS WHEREOF, the parties have executed this Agreement as of September 20, 2011.

EXECUTIVE	SARA LEE CORPORATION

/s/ Christopher J. Fraleigh	/s/ Stephen J. Cerrone
Executive Vice President, Human Resources

Exhibit A

Separation Agreement - Payment Schedule

Payroll Payment Date *	Period Covered	Payment

Jan 31, 2012	Jan 14 - Jan 31, 2012	$28,887	(18 days base only)
Feb 29, 2012	Feb 1 - Feb 29, 2012	$49,750
March 30, 2012	March 1 - March 31, 2012	$49,750
April 30, 2012	April 1 - April 30, 2012	$49,750
May 31, 2012	May 1 - May 31, 2012	$49,750
June 29, 2012	June 1 - June 30, 2012	$49,750
July 31, 2012	July 1 - July 31, 2012	$49,750
Aug 31, 2012	Aug 1 - Aug 31, 2012	$417,458	($98,256+$319,202 bonus catch up)
Sept 28, 2012	Sept 1 - Sept 30, 2012	$98,256
Oct 31, 2012	Oct 1 - Oct 31, 2012	$98,256
Nov 30, 2012	Nov 1 - Nov 30, 2012	$98,256
Dec 31, 2012	Dec 1 - Dec 31, 2012	$98,256
Jan 31, 2013	Jan 1 - Jan 31, 2012	$98,256
Feb 28, 2013	Feb 1 - Feb 28, 2013	$98,256
March 29, 2013	March 1 - March 31, 2013	$98,256
April 30, 2013	April 1 - April 30, 2013	$98,256
May 30, 2013	May 1 - May 31, 2013	$98,256
June 28, 2013	June 1 - June 30, 2013	$98,256
July 31, 2013	July 1 - July 31, 2013	$98,256
Aug 30, 2013	Aug 1 - Aug 31, 2013	$98,256
Sept 30, 2013	Sept 1 - Sept 30, 2013	$98,256
Oct 31, 2013	Oct 1 - Oct 13, 2013	$41,204	(13 days)

	TOTAL	$2,063,381

Exhibit B

Outstanding LTI Awards Held by Executive as of

the Date of the Separation Agreement

Grant Date	Grant Price	RSUs	PSUs	Stock Options
Unvested
8/26/10	$14.64	25,615	51,230	118,478
8/27/09	$9.79	86,824	43,412	234,658
Vested
8/28/08	$13.83			136,824
8/30/07	$16.49			97,260
8/31/06	$14.3165			148,432
8/25/06	$16.8216			90,954

Exhibit C

SARA LEE CORPORATION

SEVERANCE PLANS FOR CORPORATE OFFICERS

TERMINATION DATE RELEASE

This Termination Date Release (this “Release”) is executed pursuant to paragraph 17 of that certain Separation Agreement (the “Agreement”) between Sara Lee Corporation (the “Corporation”) and Christopher J. (CJ) Fraleigh (the “Executive”), which was signed on September 20, 2011. This Release is signed by Executive on the date indicated on the signature line below. This Release will become effective no less than 7 days after the date signed by Executive.

WHEREAS, in paragraph 17 of the Agreement, Executive agreed to discharge and release the Corporation from the matters specified therein arising or occurring at any time up to and including the date on which the Agreement was signed; and

WHEREAS, Executive also agreed to execute a separate release containing the same provisions as contained in paragraph 17 of the Agreement, except covering the period beginning on the date the Agreement was signed and ending on January 13, 2012 (the “Termination Date”).

NOW, THEREFORE, in consideration of the foregoing and pursuant to paragraph 17 of the Agreement, Executive hereby agrees as follows (capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement):

(a) Executive, on behalf of Executive, Executive’s heirs, executors, administrators and assigns, does hereby knowingly and voluntarily release, acquit and forever discharge the Corporation, successors, assigns and past, present and future directors, officers, employees, trustees and shareholders of the Corporation (the “Released Parties”) from and against any and all charges, complaints, claims, cross-claims, third-party claims, counterclaims, contribution claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, at any time during the period beginning on the date the Agreement was signed and ending on and including the date this Release is signed, exists, have existed, or may arise from any matter whatsoever occurring, including, but not limited to, any claims arising out of or in any way related to Executive’s employment with the Released Parties and the termination thereof, which Executive, or any of Executive’s heirs, executors, administrators and assigns and affiliates and agents ever had, now has or at any time hereafter, may have, own or hold against any of the Released Parties based on any matter (known or unknown) existing on or before the date on which Executive signs this Release. Executive acknowledges that in exchange for the Agreement and this Release, the Corporation is providing Executive with total consideration, financial or otherwise, which exceeds what Executive would have been given without the Agreement and this Release. By executing the Agreement and this Release, Executive is waiving, without limitation, all claims against the Released Parties arising under federal, state and local labor and antidiscrimination laws, any employment-related claims under the Employee Retirement Income Security Act of 1974, as amended, and any other restriction on the right to terminate employment, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, and the applicable human affairs, anti-discrimination, fair employment practices, equal employment, human or civil rights act of the state in which Executive resides on the Date of Termination. Nothing herein shall release any party from any obligation under the Agreement or this Release, nor shall it release the Released Parties from any obligations with respect to any right Executive may have to indemnification pursuant to the charter or Bylaws of the Corporation or pursuant to any applicable Directors & Officers insurance policy.

(b) EXECUTIVE SPECIFICALLY WAIVES AND RELEASES THE RELEASED PARTIES FROM ALL CLAIMS EXECUTIVE MAY HAVE AS OF THE DATE THIS RELEASE IS SIGNED REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. § 621 (“ADEA”). EXECUTIVE FURTHER AGREES: (A) THAT EXECUTIVE’S WAIVER OF RIGHTS UNDER THIS RELEASE IS KNOWING AND VOLUNTARY AND IN COMPLIANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990; (B) THAT EXECUTIVE UNDERSTANDS THE TERMS OF THIS RELEASE; (C) THAT THE SALARY CONTINUEATION PAYMENTS AND OTHER BENEFITS CALLED FOR IN THE AGREEMENT AND THIS RELEASE WOULD NOT BE PROVIDED TO ANY EXECUTIVE TERMINATING HIS OR HER EMPLOYMENT WITH THE CORPORATION WHO DID NOT SIGN THE AGREEMENT AND, IF APPLICABLE, THIS RELEASE AND THAT SUCH PAYMENT WOULD OTHERWISE NOT BE OWED TO EXECUTIVE PURSUANT TO ANY PREEXISTING OBLIGATION OF ANY KIND HAD EXECUTIVE NOT SIGNED THE AGREEMENT AND THIS RELEASE, AND THAT PAYMENTS AND BENEFITS ARE IN EXCHANGE FOR THE SIGNING OF THE AGREEMENT AND THIS RELEASE; (D) THAT EXECUTIVE HEREBY IS AND HAS BEEN ADVISED IN WRITING BY THE CORPORATION TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE; (E) THAT THE CORPORATION HAS GIVEN EXECUTIVE A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS RELEASE; (F) THAT EXECUTIVE REALIZES THAT FOLLOWING EXECUTIVE’S EXECUTION OF THIS RELEASE, EXECUTIVE HAS SEVEN (7) DAYS IN WHICH TO REVOKE THIS RELEASE BY WRITTEN NOTICE TO THE UNDERSIGNED, AND (G) THAT THE ENTIRE AGREEMENT AND THIS RELEASE SHALL BE VOID AND OF NO FORCE AND EFFECT IF EXECUTIVE CHOOSES TO SO REVOKE, AND IF EXECUTIVE CHOOSES NOT TO SO REVOKE, THAT THE AGREEMENT AND THIS RELEASE THEN BECOME EFFECTIVE AND ENFORCEABLE UPON THE EIGHTH DAY AFTER EXECUTIVE SIGNS THIS RELEASE.

(c) To the maximum extent permitted by law, Executive covenants not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or court against any of the Released Parties, including, but not limited to, any of the claims released under the Agreement or this Release. Notwithstanding the foregoing, nothing herein shall prevent Executive or any of the Released Parties from instituting any action required to enforce the terms of the Agreement and this Release or from challenging the validity of the Agreement or this Release. In addition, nothing herein shall be construed to prevent Executive from enforcing any rights Executive may have to recover vested benefits under the Employee Retirement Income Security Act of 1974, as amended or from filing a charge of discrimination with the Equal Employment Opportunity Commission or any related state/local agency.

(d) Executive represents and warrants that: (i) Executive has not filed or initiated any legal, equitable, administrative, or other proceeding(s) against any of the Released Parties; (ii) no such proceeding(s) have been initiated against any of the Released Parties on Executive’s behalf; (iii) Executive is the sole owner of the actual or alleged claims, demands, rights, causes of action, and other matters that are released in this Release; (iv) the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and (v) Executive has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Release.

(e) The consideration offered in the Agreement is accepted by Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and Executive expressly agrees that Executive is not entitled to and shall not receive any further payments, benefits, or other compensation or recovery of any kind from the Corporation or any of the other Released Parties. Executive further agrees that in the event of any further proceedings whatsoever based upon any matter released herein, the Corporation and each of the other Released Parties shall have no further monetary or other obligation of any kind to Executive, including without limitation any obligation for any costs, expenses and attorneys’ fees incurred by or on behalf of Executive.

IN WITNESS WHEREOF, Executive has executed this Release as of the date first written above.

EXECUTIVE

Christopher J. Fraleigh